Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and consolidated financial statement schedules of Pinnacle West Capital Corporation and the effectiveness of Pinnacle West Capital Corporation’s internal control over financial reporting dated February 24, 2012, appearing in the Annual Report on Form 10-K of Pinnacle West Capital Corporation for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

June 29, 2012